Exhibit 10.1

 LEASE EXTENSION AGREEMENT

This Lease Extension Agreement ("Extension") is made and entered into as of this 5th day of April, 2019, by and between LK Property Investments, LLC ("Landlord"), and Industrial Services of America, Inc. ("Tenant") under the following circumstances:

A.   Landlord and Tenant entered into a Lease Agreement as of the 30th day of April, 2015 pursuant to which Landlord leased a portion of the real estate commonly known as 6709 Grade Lane, Louisville, Kentucky to Tenant.

B.    Pursuant to the Terms and Conditions of the Lease, the term of the Lease is scheduled to expire April 14, 2019.

C.    Landlord and Tenant wish to extend the term of the Lease for a period of four (4) months.

In consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Extension of Lease. Landlord and Tenant hereby agree to extend the Term of the Lease for a period of four (4) months. The term of the Lease, as so extended, shall terminate as of August 15, 2019. The right to terminate the lease upon 90-days written notice, as contemplated in Section 2 of the Lease, shall not be available to Tenant during the Extension term.

Section 2. Rental for Extension. The aggregate rental due for the entire term of the Extension shall be the sum of Thirty Thousand Dollars ($30,000). Said sum shall be paid by Tenant to Landlord in advance on or before April 15, 2019.

Section 3. Other Terms and Conditions. Except as otherwise provided in this Extension, all of the terms and conditions of the Lease shall continue in full force and effect during the Extension.

IN WITNESS WHEREOF, the parties hereto have executed this Extension as of the date first above written.

"LANDLORD"
LK Property Investments, LLC
By: /s/ Daniel Rifkin

"TENANT"
Industrial Services of America, Inc.
By: /s/ Todd L. Phillips
CEO, President, CFO